EXHIBIT 2.1

                                      FORM OF

                              STOCK PURCHASE AGREEMENT



         THIS AGREEMENT made and entered into this 23rd day of May, 1996, by and between J. MERVYN NABORS, "Purchaser," and MIRIAM FRANK and SEYMOUR B. FRANK, as Trustees of the Herbert J. Frank Revocable
Trust,

                                W I T N E S S E T H:

         Whereas, Herbert J. Frank established a Revocable Trust
Agreement dated July 8, 1988, naming Miriam Frank and Seymour B.
Frank
as Trustees in the event of the death of Herbert J. Frank, and,

         WHEREAS, Herbert J. Frank passed away on April 18, 1996, after having funded the Trust with One Million Eighty-seven Thousand
(1,087,000) shares of common stock in Aerosonic Corporation; and,

         WHEREAS, the Trust has a duty and an obligation to provide income to Miriam Frank and to maintain her standard of living at the level to which she previously enjoyed prior to the death of Herbert J.
Frank; and,

         WHEREAS, the Aerosonic Corporation stock has not increased in value, nor has it produced any income or dividend in recent history; and,

         WHEREAS, J. Mervyn Nabors has agreed to purchase One Million Eighty-seven Thousand (1,087,000) shares of Aerosonic Corporation stock at Two and No/100 Dollars ($2.00) per share which is approximately twenty-five percent (25%) greater than the current open market trading price on the stock provided, however, that he can purchase the stock upon terms over a five year period; and,

         WHEREAS, the Trustees believe it is in the best interests of the beneficiaries that this agreement be entered into to bring income in to fulfill the duties and responsibilities of the Trust;

         NOW THEREFORE, for Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the above parties agree as follows:

         (1) The representations outlined above are true and correct.

         (2) The Purchaser agrees to purchase and the Trustees agree to sell One Million Eighty-seven Thousand (1,087,000) shares of Aerosonic
Corporation stock held by the Trust to the Purchaser at Two and No/100
Dollars ($2.00) per share for a total sum of Two Million One Hundred Seventy-four Thousand and No/100 Dollars ($2,174,000.00). The stock will be paid for by promissory note payable at six percent (6%) interest, per annum, amortized over five (5) years. Payments will be made monthly in the amount of Forty-two Thousand Twenty-nine and 51/100
Dollars ($42,029.51), which shall include principal and interest.
The
promissory note shall be secured by the stock through appropriate documentation whether it be a security agreement or legend on the stock.

         (3) Nothing contained within the promissory note, security agreement, stock purchase agreement, or otherwise, shall impair the voting rights of the stock which will lie totally with the Purchaser.

         (4) There shall be no prepayment penalty should the Purchaser decide to retire the promissory note prior to its full amortization.

         (5) If any action is brought to enforce any term of this Agreement, the prevailing party in such action, whether Purchaser or Seller, shall be entitled to recover its reasonable attorneys' fees (including paralegals' fees), plus costs, from the nonprevailing party whether at trial or on appeal. Any action brought to enforce the terms of this Agreement shall be brought in the appropriate court of the State of Florida, County of Pinellas.

         (6) The validity and construction of this Agreement shall be governed by the laws of the State of Florida.

         (7) This Agreement shall inure to the benefit of and bind the respective successors, heirs, beneficiaries, and permitted assigns of the parties hereto. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors, heirs, beneficiaries, or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein, it being the intention of the parties to this Agreement that this Agreement shall be for the sole and exclusive benefit of the parties to this Agreement and their successors, heirs, beneficiaries, and assigns and not for the benefit of any other person.

         IN WITNESS WHEREOF, the parties hereto have set their hands and seal the date first written above.

In the Presence Of:



                                       J. Mervyn Nabors, Purchaser



As to Purchaser



                                       Miriam Frank, as Trustee of
the
                                         Herbert J. Frank Revocable
Trust

As to M. Frank



                                       Seymour B. Frank, as Trustee
of
the
                                         Herbert J. Frank Revocable
Trust

As to S. Frank


STATE OF FLORIDA
COUNTY OF PINELLAS

    I HEREBY CERTIFY, that on this day personally appeared before me, an officer duly authorized to administer oaths and take acknowledgements,
J. MERVYN NABORS, to me personally known or who has produced
___________ as identification, and known to me to be the individual described in and who executed the foregoing Agreement and acknowledged before me that he executed the same for the purposes therein expressed.

    WITNESS my hand and official seal at Clearwater, said County and State, this 23rd day of May, 1996.



                                       Notary Public



                                       Print Name
                                       My Commission Expires:


STATE OF FLORIDA
COUNTY OF PINELLAS

    I HEREBY CERTIFY, that on this day personally appeared before me, an officer duly authorized to administer oaths and take acknowledgements,
MIRIAM FRANK, to me personally known or who has produced ___________ as identification, and known to me to be the individual described in and who executed the foregoing Agreement and acknowledged before me that she executed the same for the purposes therein expressed.

    WITNESS my hand and official seal at Clearwater, said County and State, this 23rd day of May, 1996.



                                       Notary Public



                                       Print Name
                                       My Commission Expires:


STATE OF FLORIDA
COUNTY OF PINELLAS

    I HEREBY CERTIFY, that on this day personally appeared before me, an officer duly authorized to administer oaths and take acknowledgements,
SEYMOUR B. FRANK, to me personally known or who has produced
___________ as identification, and known to me to be the individual described in and who executed the foregoing Agreement and acknowledged before me that he executed the same for the purposes therein expressed.

    WITNESS my hand and official seal at Clearwater, said County and State, this 23rd day of May, 1996.



                                       Notary Public



                                       Print Name
                                       My Commission Expires: